Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann	H. Patel
Chief Financial Officer	Investor Inquiries	Media Inquiries
(224) 521-8601	(312) 553-6716	(312) 553-6745

ANIXTER INTERNATIONAL INC.
INITIATES OFFER FOR THE SHARES OF
INFAST GROUP plc

GLENVIEW, IL, May 26, 2005 – Anixter International Inc. (NYSE: AXE), a leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today announced the initiation of an offer at a price of 34 pence per share for the shares of Infast Group plc, (“Infast”), a U.K.-based distributor of fasteners and other “C” class inventory components to OEMs (the “Offer”).

The offer has been unanimously recommended by the Infast Board of Directors. Anixter has received commitments to accept the offer from shareholders representing approximately 58.70 percent of the 114.34 million outstanding shares of Infast. The offer is subject to a number of conditions including a minimum acceptance level of 90 percent.

In February 2005 Infast announced that it had reached an agreement to sell the last of its manufacturing operations. That transaction completed a multi-year restructuring program in which Infast sold a number of businesses unrelated to its current fastener and “C” class parts distribution business. In its audited financial statements for the financial year ended December 31, 2004 Infast reported sales and earnings before interest, taxes and exceptional items of $287.3 million (£157.1 million) and $5.7 million (£3.1 million), respectively, from the continuing distribution operations which Anixter is proposing to purchase. Currently Infast operates 25 distribution centers in the U.K. and 6 in the U.S. and in total employs approximately 900 people.

Based on the offer price of 34 pence per Infast Share, Anixter expects to pay a total of $72.2 million (£39.47 million) for all of the outstanding and to be issued shares of Infast. As a result of the Acquisition, Anixter will assume the outstanding debt obligations of Infast which at December 31, 2004 totaled $25.4 million (£13.9 million). The purchase of the shares will be funded from on-hand cash balances of Anixter.

Commenting on the proposed acquisition, Robert W. Grubbs, President and C.E.O. of Anixter International said, “The addition of the Infast operations to our existing OEM supply business is another significant step in positioning ourselves as a leader in the supply of fasteners and other small parts to original equipment manufacturers, service organizations and government support operations. The Infast customer base adds to and complements the existing base of multi-location and multi-national customers we service today. Once this transaction is complete we will have proforma annual 2005 projected sales in this market of approximately $755 million.”

“As we have developed our position in this market place over the past three years our ability to provide quality products along with reliable supply chain services has positioned us well with the large multi-location and multi-national customers we serve. Our geographic presence, financial strength and focus on service give us the ability to capitalize on the opportunities in the marketplace. The proposed acquisition, in addition to bringing important new customers to our business, also adds to the scale of our operations and brings a proven group of employees that will contribute to a continued focus on enhancing our service capabilities,” continued Grubbs.

Concluding Grubbs said, “We expect this transaction to be immediately accretive to earnings. The completion of this proposed transaction will enhance our ability to compete effectively in this market on a global basis. Over time, as we blend the strengths, skills and capabilities of the Infast operations with our existing OEM Supply business, we expect the earnings contribution from the combined business to grow in a meaningful way.”

About Anixter

Anixter International is a leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and nearly $600 million in inventory, 3) 169 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Further information about Anixter and the Offer, including the offer announcement, is available at Anixter’s website at www.anixter.com.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Earnings Accretion Statement

The statement above relating to earnings accretion should not be interpreted to mean that earnings per share for Infast or the combined group will necessarily be greater than those for the relevant preceding financial period

This announcement contains financial information shown in US dollars and pounds Sterling. In order to compare financial information the following exchange rates should be used: US$1 : £0.5469 and £1 : US$1.8285 being the exchange rates extracted from The Financial Times UK Edition published on 25 May 2004 (being the latest practicable date prior to the publication of this announcement).”

This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by the offer document and the related form of acceptance accompanying the offer document, which will contain the full terms and conditions of the Offer, including details of how the offer may be accepted.

The availability of the Offer to Infast Shareholders who are not resident in United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders will be set out in the Offer Document.

The Offer is not being and will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of Canada, Australia, Japan or any jurisdiction where to do so would violate the laws in that jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facility, directly or indirectly from or within Canada, Australia, Japan or any such jurisdiction.